Exhibit 5.1

                       Opinion of Morrison & Foerster LLP
                         (Includes Consent of Counsel)

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                       OPINION OF MORRISON & FOERSTER LLP


                               September 24, 2004

Essex Corporation
9150 Guilford Road
Columbia, MD  21046

         Re:  2004 Stock Incentive Plan and 2004 Employee Stock Purchase Plan


Ladies and Gentlemen:


         At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Two Million (2,000,000) shares of your common stock, no par value (the "Common Shares"), which will be issuable under the Essex Corporation 2004 Stock Incentive Plan and 2004 Employee Stock Purchase Plan (collectively, the "Plans").

         As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Shares under the Plans (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

         Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                           /s/ Morrison & Foerster LLP